STOCK PURCHASE AGREEMENT
between
Lawrence E. Ekey
and
Fuel Tech, Inc.

April 28, 2014

1

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND CONSTRUCTION 1

Section 1.1	Definitions 1

Section 1.2	Construction 9

ARTICLE 2	SALE AND TRANSFER OF SHARES; CLOSING 10

Section 2.1	Shares 10

Section 2.2	Purchase Price 10

Section 2.3	Closing 10

Section 2.4	Closing Obligations 10

Section 2.5	Adjustment Amount and Payment 11

Section 2.6	Adjustment Procedure 12

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER 14

Section 3.1	Organization and Good Standing 14

Section 3.2	Authority and Enforceability; No Conflict 14

Section 3.3	Capitalization 15

Section 3.4	Financial Statements 16

Section 3.5	Books and Records 16

Section 3.6	Real and Personal Property 17

Section 3.7	Condition and Sufficiency of the Assets 18

Section 3.8	Accounts Receivable 18

Section 3.9	Inventories 18

Section 3.10	No Undisclosed Liabilities 19

Section 3.11	Taxes 19

Section 3.12	No Material Adverse Change 22

Section 3.13	Employee Benefits 22

Section 3.14	Compliance with Legal Requirements; Governmental
Authorizations                            25

Section 3.15	Legal Proceedings; Orders 26

Section 3.16	Absence of Certain Changes and Events 27

Section 3.17	Contracts 28

Section 3.18	Insurance 30

Section 3.19	Environmental Matters 33

Section 3.20	Employees and Consultants 34

Section 3.21	Labor Disputes; Compliance 35

Section 3.22	Intellectual Property Assets 35

2

Section 3.23	Foreign Corrupt Political Practices Act; Export Control 40

Section 3.24	Relationships with Related Persons 40

Section 3.25	Customers and Suppliers 40

Section 3.26	Product Liabilities and Warranties 40

Section 3.27	Brokers or Finders 41

Section 3.28	Disclosure 41

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER 41

Section 4.1	Organization and Good Standing 41

Section 4.2	Enforceability and Authority; No Conflict 41

Section 4.3	Investment Intent 42

Section 4.4	Certain Proceedings 42

Section 4.5	Brokers or Finders 42

ARTICLE 5	COVENANTS OF SELLER PRIOR TO CLOSING DATE 42

Section 5.1	Access and Investigation 42

Section 5.2	Operation of Company’s Business 43

Section 5.3	Notice 43

Section 5.4	Payment of Indebtedness by Related Persons 44

Section 5.5	Exclusive Dealing 44

ARTICLE 6	COVENANTS OF BUYER PRIOR TO CLOSING DATE 44

Section 6.1	Notice 44

ARTICLE 7	POST-CLOSING COVENANTS 45

Section 7.1	Cooperation and Proceedings; Access to Records 45

Section 7.2	Non-Competition; Non-Solicitation
and Non-Disparagement                    45

Section 7.3	Confidentiality 47

Section 7.4	Customer and Other Business Relationships 48

Section 7.5	Work Product 48

Section 7.6	Tax Returns; Benefit Plans 49

Section 7.7	Dissolution of CRF Environmental, Inc 49

Section 7.8	Sharing of Cost Savings 49

Section 7.9	Audited Financial Statements 49

ARTICLE 8	CONDITIONS PRECEDENT TO BUYER’S
OBLIGATIONS TO CLOSE                    49

Section 8.1	Accuracy of Seller’s Representations 49

Section 8.2	Seller’s Performance 50

Section 8.3	Bring Down Certificate 50

3

Section 8.4	Consents 50

Section 8.5	Government Authorizations 50

Section 8.6	Additional Documents 50

Section 8.7	No Proceedings 51

Section 8.8	No Claim Regarding Stock Ownership or Sale
Proceeds                            51

Section 8.9	No Conflict 51

Section 8.10	No Material Adverse Change 51

Section 8.11	Closing of FGC Acquisition 51

Section 8.12	Bailment Agreement 51

ARTICLE 9	CONDITIONS PRECEDENT TO SELLER’S
OBLIGATIONS TO CLOSE                    52

Section 9.1	Accuracy of Buyer’s Representations 52

Section 9.2	Buyer’s Performance 52

Section 9.3	Bring Down Certificate 52

Section 9.4	Consents 52

Section 9.5	Additional Documents 52

Section 9.6	No Legal Prohibition 52

ARTICLE 10	TERMINATION 53

Section 10.1	Termination Events 53

Section 10.2	Effect of Termination 53

ARTICLE 11	INDEMNIFICATION; PAYMENT;
REIMBURSEMENT; REMEDIES                54

Section 11.1	Survival; Remedies 54

Section 11.2	Indemnification, Payment and Reimbursement
by Seller                            54

Section 11.3	Indemnification, Payment and Reimbursement
by Seller; Environmental Matters                55

Section 11.4	Indemnification, Payment and Reimbursement
by Buyer                            56

Section 11.5	Time Limitations 56

Section 11.6	Certain Limitations on Amount 57

Section 11.7	Right of Setoff 57

Section 11.8	Third-Party Claims 57

Section 11.9	Other Claims 60

Section 11.10	Strict Liability or Indemnitee Negligence 60

ARTICLE 12	MISCELLANEOUS 61

Section 12.1	Expenses 61

Section 12.2	Public Announcements 61

4

Section 12.3	Disclosure Letter 61

Section 12.4	Further Assurances 61

Section 12.5	Entire Agreement 61

Section 12.6	Modification 61

Section 12.7	Assignments and Successors 61

Section 12.8	Exhibits and Schedules 62

Section 12.9	No Third-Party Rights 62

Section 12.10	Governing Law 62

Section 12.11	Jurisdiction and Service of Process 62

Section 12.12	Waiver of Jury Trial 62

Section 12.13	Attorney’s Fees 62

Section 12.14	Enforcement of Agreement 62

Section 12.15	NoWaiver 63

Section 12.16	Notices 63

Section 12.17	Severability 64

Section 12.18	Counterparts and Electronic Signatures 64

INDEX OF EXHIBITS

Exhibit Number                Exhibit Title

Exhibit 2.4(a)(iv)                Form of Seller Release
Exhibit 2.4(a)(vi)                Form of Escrow Agreement
Exhibit 2.4(a)(vii)                Form of Lease Agreement
Exhibit 2.4(a)(viii)                Form of Bailment Agreement
Exhibit 8.4                    Material Consents
Exhibit 11.2(h)                Seller Cost of Completion Estimate

INDEX OF SELLER DISCLOSURE LETTER

Part                        Subject

Part 3.1                    Qualification To Do Business
Part 3.2(b)                    No Conflicts
Part 3.2(c)                    Required Consents
Part 3.3(a)                    Capitalization
Part 3.3(b)                    Equity Contracts
Part 3.5(c)                    Bank Accounts
Part 3.6(b)                    Leased Real Property
Part 3.6(c)                     Permitted Encumbrances (Real Estate)
Part 3.6(d)                    Permitted Encumbrances (Personal Property)
Part 3.8                    Accounts Receivable

5

Part 3.9                    Inventory
Part 3.10                    Undisclosed Liabilities
Part 3.11(a)                    Taxes
Part 3.11(b)                    Tax Returns
Part 3.11(e)                    Tax Rulings
Part 3.13                    Employee Plans
Part 3.14(a)                    Compliance with Legal Requirements
Part 3.14(b)                    Governmental Authorizations
Part 3.15(a)                    Legal Proceedings
Part 3.15(b)                    Legal Orders
Part 3.15(c)                    Legal Notices
Part 3.16                    Absence of Changes
Part 3.17                    Applicable Contracts
Part 3.18                    Insurance
Part 3.19                    Environmental Matters
Part 3.20                    Employees and Consultants
Part 3.21(b)                    Labor Disputes; Compliance
Part 3.22(c)                    Patents
Part 3.22(d)                    Marks
Part 3.22(e)                    Copyrights
Part 3.22 (h)                    Net Names
Part 3.24                    Related Party Transactions
Part 3.25                    Customers and Suppliers
Part 3.26.2014                    Product Liability and Warranties

6

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made on April 28, 2014 by Fuel Tech, Inc., a Delaware corporation (“Buyer”) and Lawrence E. Ekey, an individual (“Seller”). Each of Buyer and Seller are sometimes individually referred to as a “Party,” or, collectively, as the “Parties.”
RECITALS
Seller desires to sell, and Buyer desires to purchase, all issued and outstanding shares (the “Shares”) of capital stock of Cleveland Roll Forming Environmental Division, Inc., an Ohio corporation (the “Company”), for the consideration and on the terms set forth in this Agreement. The Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS AND USAGE

1.1    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
“Adjoining Property”-as defined in Section 3.19(e).
“Adjustment Amount”-as defined in Section 2.5(a).
“Agreement”-as defined in the first paragraph of this Agreement.
“Applicable Contract”-any Contract (a) under which Company has or could acquire any rights, (b) under which Company has or could become subject to any obligation or liability, or (c) by which Company or any assets owned or used by it is or could become bound.
“Balance Sheet Date”-as defined in Section 3.4.
“Breach”-any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of the Contract in question, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.
“Business Day”-any day other than (a) Saturday or Sunday or (b) any other day on which national banks in the State of Illinois are generally permitted or required to be closed.
“Buyer”-as defined in the first paragraph of this Agreement.
“Buyer Group”-as defined in Section 5.1.
“Buyer Indemnified Persons”-as defined in Section 11.2.
“Buyer’s Closing Documents”-the Escrow Agreement and the Lease Agreement.

“Cleanup”-all actions to clean up, remove, treat, or in any other way address the presence, Release, or Threat of Release of any Hazardous Material whether or not any expense incurred in connection with such action constitutes a capital expenditure.
“Closing”-as defined in Section 2.3.
“Closing Balance Sheet”-as defined in Section 2.6(a).
“Closing Net Working Capital”-as defined in Section 2.5(a).
“Closing Date”-the date on which the Closing occurs.
“Closing Payment”-as defined in Section 2.2.
“COBRA”-as defined in Section 3.13(d).
“Code”-the Internal Revenue Code of 1986.
“Company”-as defined in the Recitals of this Agreement.
“Confidential Information”-as defined in Section 7.3(a).
“Consent”-any approval, consent, ratification, waiver, or other authorization.
“Contemplated Transactions”-the transactions contemplated by this Agreement.
“Contract”-any agreement, contract, lease, consensual obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Copyrights”-as defined in Section 3.22(a)(iii).
“Disclosure Letter”-the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Employee Plan”-as defined in Section 3.13(a).
“Encumbrance”-any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“End Date”-as defined in Section 10.1(d).
“Environment”-soil, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liability”-any Loss, obligation, or other responsibility resulting from or arising under an Environmental Law or an Occupational Safety and Health Law.
“Environmental Law”-any Legal Requirement that provides for or relates to:
(a)    advising appropriate authorities, employees, or the public with respect to the use of any Hazardous Material, the Release or Threat of Release of Hazardous Material, violation of discharge or emission limits or other prohibitions, or any Hazardous Activity or any activity, such as resource extraction or construction, that could have a significant effect on the Environment;
(b)    preventing or reducing to acceptable levels the Release of Hazardous Material into the Environment;
(c)    reducing the quantities, or minimizing or controlling the hazardous characteristics, of Hazardous Material that are generated;
(d)    assuring that products are designed, formulated, packaged, and used so that they do not present an unreasonable risk to human health or the Environment when used or disposed of;
(e)    protecting the Environment;
(f)    reducing the risks involved in the transportation of Hazardous Material;
(g)    the cleanup of Hazardous Material that has been Released, preventing its Release, or addressing the Threat of Release, or paying the costs of such actions; or
(h)    making a Person compensate any other Person for damage done to its health or property or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or resources.
“Equity Security”-in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and (d) any “equity security” within the meaning of the Exchange Act.
“ERISA”-the Employee Retirement Income Security Act of 1974.
“Escrow Agent”-as defined in the Escrow Agreement.
“Escrow Agreement”-as defined in Section 2.4(a)(vi).
“Escrow Funds”-as defined in Section 2.2(b).
“Exchange Act”-the Securities Exchange Act of 1934.
“Facilities”-any real property owned or operated or formerly owned or operated by Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated or formerly owned or operated by Company.

“Financial Statements”-as defined in Section 3.4.
“GAAP”-generally accepted accounting principles in the United States.
“Governmental Authorization”-any (a) Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body”-any:
(a)    nation, state, county, city, town, borough, village, district, or other jurisdiction;
(b)    federal, state, local, municipal, foreign, multinational, or other government;
(c)    governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);
(d)    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, whether local, national, or international; or
(e)    official of any of the foregoing.
“Hazardous Activity”-the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material and any other act, business, operation, or activity that increases the danger, or poses a risk of harm, to the Environment.
“Hazardous Material”-any substance, material, or waste that is or will foreseeably be regulated by any Governmental Body, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls.
“Indemnified Person”-as defined in Section 11.8(a).
“Indemnifying Person”-as defined in Section 11.8(a).
“Independent Accountants”-as defined in Section 2.6(d).
“Intellectual Property Assets”-as defined in Section 3.22(a).
“Interim Balance Sheet”-as defined in Section 3.4.
“Interim Balance Sheet Date”-as defined in Section 3.4.
“Invention Disclosures”-as defined in Section 3.22(c)(i).

“IRS”-the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Knowledge”-
(a)    An individual will be deemed to have Knowledge of a particular fact or other matter if:
(i)    that individual is actually aware of that fact or matter; or
(ii)    a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.
(b)    A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in clauses (a)(i) and (ii) above).
“Lease Agreement”-as defined in Section 2.4(a)(vii).
“Leased Real Property”-as defined in Section 3.6(b).
“Legal Requirement”-any constitution, law, ordinance, principle of common law, code, rule, regulation, statute, act, treaty, or order of general applicability of any Governmental Body, including rules and regulations promulgated thereunder.
“Loss”-any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, assessment, or diminution of value.
“Major Customers”-as defined in Section 3.26
“Major Suppliers”-as defined in Section 3.26.
“Marks”-as defined in Section 3.22(a)(i).
“Material Adverse Change”-with respect to Company, any event, change, development, or occurrence that, individually or together with any other event, change, development, or occurrence, is materially adverse to its business, condition (financial or otherwise), assets, results of operations, or prospects.
“Material Consents”-as defined in Section 8.4.
“Net Names”-as defined in Section 3.22(a)(vii).
“Net Working Capital” means (a) all of Company’s current assets (including current prepaid assets, work in process and current accounts net of allowances for doubtful accounts, but excluding cash and cash equivalents) arising in the ordinary course of business minus (b) all of Company’s current liabilities, in each case calculated in accordance with GAAP.
“Objection Notice”-as defined in Section 2.6(c).
“Occupational Safety and Health Law”-any Legal Requirement designed to promote safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to promote safe and healthful working conditions.
“Order”-any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business”-an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
(a)    is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and
(b)    does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
“Organizational Documents”-(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.
“Owned Real Property”-as defined in Section 3.6(a).
“Patents”-as defined in Section 3.22(a)(ii).
“Permitted Encumbrances”-(a) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending, or deferred against Owned Real Property) that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics, and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed or such Encumbrances otherwise perfected), (c) statutory Encumbrances in favor of lessors arising in connection with any property leased to Company, and (d) Encumbrances disclosed in the Financial Statements.
“Person”-an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Body.

“Plan”-as defined in Section 3.13.
“Proceeding”-any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Promissory Notes”-as defined in Section 2.2(b).
“Purchase Price”-as defined in Section 2.2.
“Real Property”-as defined in Section 3.6(b).
“Record”-information that is inscribed on a tangible medium or that is stored in an electronic or other medium.
“Related Person”-
(a)    With respect to an individual:
(i)    each other member of such individual’s Family;
(ii)    any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s Family;
(iii)    any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(iv)    any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity).
(b)    With respect to a Person other than an individual:
(i)    any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;
(ii)    any Person that holds a Material Interest in such specified Person;
(iii)    each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);
(iv)    any Person in which such specified Person holds a Material Interest; and
(v)    any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).
(c)    For purposes of this definition:
(i)    “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Exchange Act;
(ii)    the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual; and
(iii)    “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or Equity Securities representing at least 10% of the outstanding equity interests in a Person.
“Release”-any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment, or into or out of any property.
“Representative”-with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.
“Securities Act”-the Securities Act of 1933.
“Seller”-as defined in the first paragraph of this Agreement.
“Seller’s Closing Documents”-the releases specified in Section 2.4(a)(v), the Escrow Agreement, and each other document to be executed or delivered by Seller at the Closing.
“Seller’s Knowledge”-Knowledge of Lawrence E. Ekey and the Knowledge of all employees of PECO as of the Closing Date following reasonable inquiry.
“Seller’s Releases”-as defined in Section 2.4.
“Shares”-as defined in the Recitals of this Agreement.
“Software”-as defined in Section 3.22(a)(v).
“Subsidiary”-with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Equity Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Company.
“Tax”-any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value added, concession, alternative, add-on minimum and other tax, fee, assessment, escheat, unclaimed property, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Return”-any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party”-a Person that is not a Party to this Agreement.
“Third-Party Claim”-any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
“Threat of Release”-a reasonable possibility of a Release that could require action (including triggering notification or reporting under Environmental Law) in order to prevent or mitigate damage to the Environment that could result from such Release.
“Trade Secrets”-as defined in Section 3.22(a)(vi).
1.2    Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
SALE AND TRANSFER OF SHARES; CLOSING

2.1    Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Buyer shall purchase the Shares from Seller, and Seller shall sell and transfer the Shares to Buyer, free and clear of any Encumbrance.

2.2    Purchase Price. The purchase price for the Shares (the “Purchase Price”) is Seven Million Two Hundred Fifty Thousand dollars ($7,250,000), plus or minus the Adjustment Amount. At the Closing, Buyer shall deliver as payment on account of the Purchase Price: (a) Six Million Fifty Thousand dollars ($6,050,000) (the “Closing Payment”) which shall be paid by wire transfer to the Seller pursuant to written wire transfer instructions delivered to Buyer by Seller at least three (3) Business Days prior to the Closing; and (b) One Million Two Hundred Thousand dollars ($1,200,000) paid by wire transfer to the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Funds”). The Adjustment Amount shall be paid by Seller or Buyer, as the case may be, in accordance with Section 2.5.
2.3    Closing. Subject to Article 10, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer at 27601 Bella Vista Parkway, Warrenville, Illinois 60555 commencing at 10:00 a.m. (local time) on April 30, 2014 or at such other date and time as Buyer and Seller may otherwise agree, provided that on or prior to that date all conditions set forth in Articles 8 and 9 have been satisfied or waived. If all conditions set forth in Articles 8 and 9 are not satisfied or waived by April 30, 2014, subject to Article 10, the Closing will take place upon the earlier of (a) five (5) Business Days following notice given by Buyer stating that all conditions set forth in Articles 8 and 9 have been satisfied or waived (other than conditions to be satisfied on the Closing Date), and (b) the End Date. The Closing will be deemed to be effective as of the close of business on the Closing Date for tax and accounting purposes.
2.4    Closing Obligations. At the Closing:

(a)	Seller shall deliver to Buyer:

(i)	certificates representing the Shares, endorsed in blank (or accompanied by stock powers executed in blank) and otherwise in proper form for transfer;

(ii)
the Organizational Documents of Company filed with any Governmental Body in connection with its organization, duly certified as of a recent date by the Ohio Secretary of State, together with a certificate dated as of the Closing Date from the Secretary of Company to the effect that no amendments to such Organizational Documents have been filed since the date referred to above;

(iii)
certificates dated as of a date not more than five (5) days prior to the Closing Date as to the good standing of Company issued by the Ohio Secretary of State and each jurisdiction in which Company is licensed or qualified to do business as a foreign entity as specified in Part 3.1 of the Disclosure Letter;

(iv)	releases in the form of Exhibit 2.4(a)(iv) executed by Seller;

(v)	employment agreements in the form provided by Buyer, executed by each employee of the Company (other than Seller and Rachael Ekey) and Buyer;

(vi)	an escrow agreement in the form of Exhibit 2.4(a)(vi), executed by Seller (the “Escrow Agreement”);

(vii)	a lease agreement in the form of Exhibit 2.4(a)(vii), executed by LVE Properties, Inc.;

(viii)	a bailment agreement executed by D’Coil Steel, Inc. (the “Bailment Agreement”) in form and substance satisfactory to Buyer;

(ix)	evidence of the Company’s termination of employment of Seller and Rachael Ekey, in form and substance satisfactory to Buyer;

(x)	a resolution of the Company’s benefits committee terminating the Company’s 401(k) Plan, in form and substance satisfactory to Buyer; and

(viii)	the certificate referred to in Section 8.3.

(b)	Buyer shall deliver to Seller (or in the case of the Escrow Funds, to the Escrow Agent):

(i)	the Closing Payment;

(ii)	the Escrow Funds;

(iii)	the Escrow Agreement, executed by Buyer and the Escrow Agent;

(iv)	the Lease Agreement, executed by Buyer; and

(v)	the certificate referred to in Section 9.3.

2.5	Adjustment Amount and Payment.

(a)
The “Adjustment Amount” will be the difference, if any, between (i) the Net Working Capital of Company as of the Closing Date, as shown on the Closing Balance Sheet (the “Closing Net Working Capital”), and (ii) Five Hundred Thousand dollars ($500,000). If the Closing Net Working Capital is less than $500,000, the Purchase Price will be reduced by an amount equal to the amount obtained by subtracting the Closing Net Working Capital from $500,000. If the Closing Net Working Capital is greater than $500,000, the Purchase Price will be increased by an amount equal to the amount obtained by subtracting $500,000 from the Closing Net Working Capital.

(b)
If the Adjustment Amount or, after giving effect to Section 11.7, any portion of the Adjustment Amount is to be paid by Buyer to Seller, the Adjustment Amount or such portion thereof shall be paid by Buyer by wire transfer to Seller to wire transfer instructions provided to Buyer by Seller prior to the due date for the payment set forth in Section 2.5(c). If the Adjustment Amount is to be paid by Seller to Buyer, the Adjustment Amount shall be paid by Seller by wire transfer to Buyer pursuant to wire transfer instructions provided by Buyer to Seller prior to the due date for the payment set forth in Section 2.5(c).

(c)
Within three (3) Business Days after the Closing Balance Sheet and Adjustment Amount become binding on the Parties pursuant to Section 2.6, Seller or Buyer, as the case may be, shall make the payment provided for in this Section 2.5.

2.6	Adjustment Procedure.

(a)
Buyer shall prepare a consolidated balance sheet of Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) in accordance with GAAP. Buyer shall deliver the Closing Balance Sheet and the determination of the Adjustment Amount to Seller within ninety (90) days following the Closing Date.

(b)
Upon execution of such access letters as may be reasonably required by Buyer, Seller and its Representatives shall, during reasonable business hours, be given reasonable access to (and copies of) all Buyer’s and its Representatives’ books, records, and other documents, including work papers, worksheets, notes, and schedules, used in preparation of the Closing Balance Sheet and the determination of the Adjustment Amount, for the purpose of reviewing the Closing Balance Sheet and determination of the Adjustment Amount, in each case, other than certain work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

(c)
If within 30 days following delivery of the Closing Balance Sheet and the determination of the Adjustment Amount to Seller, Seller has not given Buyer notice of an objection as to any amounts set forth on the Closing Balance Sheet or the determination of the Adjustment Amount (which notice shall state in reasonable detail the basis of Seller’s objections and Seller’s proposed adjustments (the “Objection Notice”)), the Closing Balance Sheet and the determination of the Adjustment Amount as prepared by Buyer will be final, binding, and conclusive on the Parties.

(d)
If Seller timely gives Buyer an Objection Notice and if Seller and Buyer fail to resolve the issues raised in the Objection Notice within 30 days after giving the Objection Notice, Seller and Buyer shall submit the issues remaining in dispute for resolution to an independent PCAOB registered accounting firm mutually selected by them and with respect to which no party hereto has had any relationship in the past three years (the “Independent Accountants”).

(e)
The Parties shall negotiate in good faith in order to seek agreement on the procedures to be followed by the Independent Accountants, including procedures with regard to the presentation of evidence. If the Parties are unable to agree upon procedures within 10 days of the submission to the Independent Accountants, the Independent Accountants shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as promptly, efficiently, and inexpensively as possible, which procedures may, but need not, be those proposed by either Buyer or Seller. The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Closing Balance Sheet and the resulting Adjustment Amount as promptly as practicable, but no later than 60 days after the date on which the Independent Accountants are engaged. The determination by the Independent Accountants will be based solely on written submissions of Buyer, on the one hand, and Seller, on the other hand, and will not involve independent review. Any determination of the Closing Balance Sheet or the Adjustment Amount by the Independent Accountants will not be outside the range established by the amounts in (i) the Closing Balance Sheet and the determination of the Adjustment Amount proposed by Buyer, and (ii) Seller’s proposed adjustments thereto. Such determination will be final, binding, and conclusive on the Parties as of the date of the determination notice sent by the Independent Accountants.

(f)	If issues are submitted to the Independent Accountants for resolution:

(i)	Seller and Buyer shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to Section 2.6(d);

(ii)
Seller and Buyer shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its accountants or other Representatives, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other Party, any other written material relating to the disputed issues;

(iii)
The determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to both Seller and Buyer, will include the revised Closing Balance Sheet and Adjustment Amount, reflecting the changes required as a result of the determination made by the Independent Accountants; and

(iv)
Seller and Buyer shall each bear one-half of the fees and costs of the Independent Accountants; provided, however, that the engagement agreement referred to in Section 2.6(f)(i) above may require the Parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Seller or Buyer pay to the Independent Accountants any amount in excess of one-half of the fees and costs of its engagement, the other Party agrees to reimburse Seller or Buyer, as applicable, upon demand, to the extent required to equalize the payments made by Seller and Buyer with respect to the fees and costs of the Independent Accountants.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:

3.1	Organization and Good Standing.

(a)
Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under Applicable Contracts. Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification, each of which are listed in Part 3.1 of the Disclosure Letter.

(b)	Seller has delivered to Buyer copies of the Organizational Documents of Company, and Company is not in default under or in violation of any of its Organizational Documents.

(c)
Company has not conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than the names listed in Part 3.1 of the Disclosure Letter.

3.2	Enforceability and Authority; No Conflict.

(a)
This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of Seller’s Closing Documents by Seller, Seller’s Closing Document will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its obligations under, this Agreement and Seller’s Closing Document to which he is a party.

(b)
Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or violate (A) any Organizational Document of Company, or (B) any resolution adopted by the board of directors or the shareholders (or Persons exercising similar authority) of Company;

(ii)
contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or Seller, or any assets owned or used by the Seller, could be subject;

(iii)
contravene, conflict with, violate, result in the loss of any benefit to which Company is entitled under, or give any Governmental Body the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by Company or that otherwise relates to the business of, or any assets owned or used by, Company;

(iv)	cause Buyer or Company to become subject to, or to become liable for payment of, any Tax;

(v)
Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Applicable Contract or any Contract to which Seller or Company is a party;

(vii)	result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by Company; or

(viii)
result in, or give any other Person the right or option to cause or declare: (A) a loss of any Intellectual Property Asset, (B) the release, disclosure, or delivery of any Intellectual Property Asset by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any Intellectual Property Asset.

(c)
Except as set forth in Part 3.2(c) of the Disclosure Letter, neither Seller nor Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transaction.

3.3	Capitalization.

(a)
The authorized Equity Securities of Company consist of 750 shares of common stock, no par value per share, of which 100 shares, constituting the Shares, are issued and outstanding. Seller is the owner (of record and beneficially) of all of the Shares, free and clear of all Encumbrances, including any restriction on the right of Seller to transfer the Shares to Buyer pursuant to this Agreement. No claim has been made or, to Seller’s Knowledge, threatened against the Company asserting that any Person other than Seller is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity (including options) of, or any other voting, equity or ownership interest in the Company. The assignments, endorsements, stock powers, or other instruments of transfer to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest in the Shares (of record and beneficially) owned by Seller. Upon transfer to Buyer of the certificates representing the Shares, Buyer will receive good, marketable and valid title to the Shares, free and clear of all Encumbrances. Part 3.3(a) of the Disclosure Letter lists the number of Shares held by Seller.

(b)
All the outstanding Equity Securities of Company have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(b) of the Disclosure Letter, there are no shareholder or other Contracts relating to any Equity Security of Company, including the sale, voting, or transfer thereof. No outstanding Equity Security or other security of Company was issued in violation of the Securities Act or any other Legal Requirement. Company has no outstanding subscription, option, warrant, call or exchange right, convertible security, or other Contract or other obligations in effect giving any Person the right to acquire (whether by preemptive rights or otherwise) any Equity Security of Company.

(c)
Company neither owns nor has ever owned, or is a party to or bound by any Contract to acquire, any Equity Security or other security of any Person or any direct or indirect equity or ownership interest in any other business. Company is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

3.4    Financial Statements. Seller has delivered to Buyer: (a) unaudited consolidated balance sheets of Company as of December 31, 2013 (the “Balance Sheet Date”) and as of December 31, 2012, and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two fiscal years ended on such dates, , and (b) an unaudited consolidated balance sheet (the “Interim Balance Sheet”) of Company as of March 31, 2014 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flows for the three months then ended (collectively, the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Seller

has delivered to Buyer an unaudited consolidated balance sheet (the “Interim Balance Sheet”) of Company as of March 31, 2014 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flows for the three months then ended (collectively, the “Unaudited Financial Statements”, and together with the “Audited Financial Statements” to be delivered pursuant to Section 7.9 below, the “Financial Statements”). At the time of delivery to Buyer, the Financial Statements will (i) fairly present the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Company as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) will have been prepared in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements). The Financial Statements will reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Audited Financial Statements. No financial statements of any Person other than Company are required by GAAP to be included or reflected in the Financial Statements. The Financial Statements will be prepared from, and are consistent with, the accounting Records of Company. Seller has also delivered to Buyer copies of all letters from Company’s auditors to Company’s board of directors or audit committee thereof during the 36 months prior to the date of this Agreement, together with copies of all responses thereto.

3.5	Books and Records.

(a)
The books of account as reflected in the Records of Company, all of which have been made available to Buyer, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (whether or not Company is subject to that Section). Company has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)
The minute books of Company contain complete and correct Records of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of Company, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. Company has at all times maintained complete and correct Records of all issuances and transfers of its Equity Securities. At the Closing, all such minute books and Records will be in the possession of Company at its corporate offices.

(c)
Neither Company nor Seller has engaged in any material transaction, maintained any bank account, or used any of its funds in the conduct of its business except for transactions, bank accounts and funds that have been and are reflected in the Records of Company. Part 3.5(c) of the Disclosure Letter lists all the bank accounts currently maintained by Company and the authorized signatories of each account.

3.6	Real and Personal Property.

(a)	Company neither owns nor has ever owned, or is a party to or bound by any Contract to acquire, any real estate.

(b)
Part 3.6(b) of the Disclosure Letter lists all real estate leased by Company as a lessee, sub-lessee, or assignee (the “Leased Real Property”), including a description of the premises leased. All Leased Real Property is leased pursuant to valid written leases listed in Part 3.17(a) of the Disclosure Letter. Such leases contain the entire agreement between the landlord of each of the leased premises and Company, and there is no other Contract between the landlord and Company affecting such Leased Real Property. Company does not relet any Leased Real Property as a lessor or sub-lessor.

(c)
Company’s interest in the Leased Real Property is owned free and clear of all Encumbrances, variances, or limitations of any nature, other than Permitted Encumbrances and as set forth in Part 3.6(c) of the Disclosure Letter. All buildings, plants, and structures owned by Company lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. There are no buildings, structures, fixtures, or other improvements primarily situated on adjoining property that encroach on any part of the Leased Real Property. Certificates of occupancy are in full force and effect for the Leased Real Property, and Company’s use thereof does not violate any applicable zoning, subdivision, land use, or other Legal Requirement. No Third Party has a right to acquire any interest in Company’s interests in the Leased Real Property.

(d)
Company owns all tangible personal property reflected as owned in the Interim Balance Sheet free and clear of all Encumbrances, other than Permitted Encumbrances and as set forth in Part 3.6(d) of the Disclosure Letter. All the tangible personal property purchased or otherwise acquired by Company since the Interim Balance Sheet Date (other than inventory acquired and sold since the Interim Balance Sheet Date in the Ordinary Course of Business) is owned by Company free and clear of all Encumbrances, other than Permitted Encumbrances and as set forth in Part 3.6(d) of the Disclosure Letter. A copy of the fixed asset register of Company has been delivered to Buyer, and it contains a complete and correct list of Company’s fixed assets as of the date specified.

3.7	Condition and Sufficiency of Assets.

(a)
The equipment and Leased Real Property owned or leased by Company are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such equipment or Leased Real Property is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(b)
The assets owned and leased by Company constitute all the assets used in connection with Company’s business. Such assets constitute all the assets necessary for Company to continue to conduct its business following the Closing as it is being conducted.

3.8    Accounts Receivable. All accounts receivable of Company, whether or not reflected on the Interim Balance Sheet, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Company’s accounts receivable are current and collectible net of the reserve shown on the Interim Balance Sheet (which reserve is adequate and calculated consistent with practice employed in the preparation of the Audited Financial Statements). Subject to such reserve, each of the accounts receivable either has been or will be collected in full, without any setoff, expense, or other reduction, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, defense, or right of setoff, other than returns in the Ordinary Course of Business, with respect to any account receivable. Part 3.8 of the Disclosure Letter lists and sets forth the aging of all accounts receivable as of the Interim Balance Sheet Date.
3.9    Inventories. All of Company’s inventories, whether or not reflected on the Interim Balance Sheet, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business. Company is not in possession of any goods not owned by Company. Except as set forth in Part 3.9 of the Disclosure Letter, Company’s inventories (other than goods in transit) are located on the premises of Company. All inventories are valued at the lower of cost or [market] [net realizable] value on a [first-in, first-out] [last-in, first-out] basis consistent with past practice used in the preparation of the Financial Statements. The reserve for obsolescence with respect to inventories [as adjusted for the passage of time,] is adequate and calculated consistent with past practice. Inventories that were purchased after the Interim Balance Sheet Date were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of Company in the Ordinary Course of Business.
3.10    No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Disclosure Letter, Company has no liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations to the extent shown on the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of a Legal Requirement or proceeding brought by a Governmental Body).

3.11	Taxes.

(a)	Filed Returns and Tax Payments

(i)
Company has filed or caused to be filed on a timely basis all Tax Returns that were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.

(ii)	Company has not requested any extension of time within which to file any Tax Return, except as to a Tax Return that has since been timely filed.

(iii)	All Tax Returns filed by (or that include on a consolidated basis) Company are complete and correct and comply with applicable Legal Requirements.

(iv)
Company has paid, or made provision for the payment of, all Taxes that have or could have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by Seller or Company, except such Taxes, if any, that are listed in Part 3.11(a) of the Disclosure Letter and that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided in the Interim Balance Sheet.

(v)	Company has withheld or collected and paid to the proper Governmental Body or other Person all Taxes required to be withheld, collected, or paid by it.

(vi)	Part 3.11(a) of the Disclosure Letter lists each Tax Return filed by Company since December 31, 2009, and Seller has delivered to Buyer copies of all such Tax Returns.

(vii)
No claim has ever been made by any Governmental Body in a jurisdiction where Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(b)	Audited or Closed Tax Years

(i)
Except as set forth in Part 3.11(b) of the Disclosure Letter, all Tax Returns of Company have been audited by the IRS or other Governmental Body or are closed by the applicable statute of limitations for all taxable years through December 31, 2009.

(ii)
Part 3.11(b) of the Disclosure Letter lists all audits of all Tax Returns, including a description of the nature and, if completed, the outcome of each audit since [date]. Seller has delivered copies of any reports, statements of deficiencies, or similar items with respect to such audits. Part 3.11(b) of the Disclosure Letter describes all adjustments to any Tax Return filed by or with respect to Company for all taxable years since December 31, 2009, and the resulting deficiencies proposed by the IRS or other Governmental Body. Part 3.11(b) of the Disclosure Letter lists all deficiencies proposed as a result of such audits, all of which have been paid or, as set forth in such Part 3.11(b), have been settled or are being contested in good faith by appropriate Proceedings. Except as set forth in Part 3.11(b) of the Disclosure Letter, to Seller’s Knowledge, no Governmental Body will assess any additional taxes for any period for which Tax Returns have been filed.

(iii)
Except as set forth in Part 3.11(b) of the Disclosure Letter, no Tax Return of Company is under audit by the IRS or other Governmental Body, and no notice of such an audit has been received by Company. To Seller’s Knowledge, there are no threatened Proceedings for or relating to Taxes, and there are no matters under discussion with the IRS or other Governmental Body with respect to Taxes. Except as set forth in

Part 3.11(b) of the Disclosure Letter, no issues relating to Taxes have been raised in writing by the IRS or other Governmental Body during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other Governmental Body in any audit that could recur in a later taxable period. Except as set forth in Part 3.11(b) of the Disclosure Letter, there is no proposed Tax assessment against Company.

(iv)	Except as set forth in Part 3.11(b) of the Disclosure Letter, no Proceedings are pending before the IRS or other Governmental Body with respect to the Taxes of any Company.

(v)
Except as set forth in Part 3.11(b) of the Disclosure Letter, neither Seller nor Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or for which Company could be liable.

(vi)	Except as set forth in Part 3.11(b) of the Disclosure Letter, no Encumbrance for Taxes exists with respect to any assets of Company, except statutory liens for Taxes not yet due.

(vii)
No claim has ever been made by any Governmental Body in a jurisdiction where Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(c)	Accruals and Reserves
The charges, accruals, and reserves with respect to Taxes on the accounting Records of Company are adequate and are at least equal to Company’s liability for Taxes.

(d)	Company Status

(i)	Company is not, and has not been within the five-year period preceding the date of this Agreement has been, an “S corporation” within the meaning of Section 1361(a)(1) of the Code.

(ii)
Company has not been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Body. Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Legal Requirement, as a transferee or successor, by contract, or otherwise.

(iii)	Company is not, and has never been, a “real property holding company” for purposes of Section 897 of the Code.

(e)	Miscellaneous

(i)
There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that will require any payment by Company.

(ii)
Company is not party to any Contract that could result separately or in the aggregate in any payment (A) of an “excess parachute payment” within the meaning of Section 280G of the Code, or (B) that would not be deductible as a result of the application of Section 404 of the Code.

(iii)
Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting prior to the Closing Date, (ii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in section 1.1502-19 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign law), (iv) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date or (vi) the discharge of any indebtedness on or prior to the Closing Date under section 108(i) of the Code.

(iv)
Except as set forth in Part 3.11(e) of the Disclosure Letter, Company has not received, been the subject of, or requested a written ruling of a Governmental Body relating to Taxes, and Company has not entered into a Contract with a Governmental Body relating to Taxes that would have a continuing effect after the Closing Date.

(vi)
Company has disclosed on its federal income Tax Returns all positions taken by it that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(vii)
Company has never distributed stock of another Person or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(viii)	Company has not participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).
3.12    No Material Adverse Change. Since the Balance Sheet Date, Company has not suffered any Material Adverse Change and no event has occurred, and no circumstance exists, that can reasonably be expected to result in a Material Adverse Change.

3.13	Employee Benefits.

(a)
Part 3.13(a) of the Disclosure Letter identifies as such any Employee Plan that is (x) a plan intended to meet the requirements of Section 401(a) of the Code or (y) a plan subject to Title IV of ERISA. Other than Company, no corporation or trade or business has ever been controlled by, controlling, or under common control with Seller within the meaning of

Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA. Part 3.13(a) of the Disclosure Letter lists each “employee benefit plan” as defined by Section 3(3) of ERISA, and all specified fringe other employee benefit plans as defined in Section 6039D of the Code, and including all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, flexible spending, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, policy, practice, or Contract (whether qualified or nonqualified, effective or terminated, written or unwritten) and any trust, escrow, or other Contract related thereto that (i) is or has been during the six (6) year period immediately preceding the date hereof maintained or contributed to by Company and (ii) provides benefits to, or describes policies or procedures applicable to, any current or former director, officer, employee, or service provider of Company, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (each, an “Employee Plan”). Part 3.13(a) of the Disclosure Letter identifies as such any Employee Plan that is (x) a plan intended to meet the requirements of Section 401(a) of the Code or (y) a plan subject to Title IV of ERISA. Other than Company, no corporation or trade or business has ever been controlled by, controlling, or under common control with Seller within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

(b)
Seller has delivered to Buyer copies of (i) the documents comprising each Employee Plan (or, with respect to an Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters that relate to the obligations of Company thereunder); (ii) all trust agreements, insurance contracts, or any other funding instruments related to each Employee Plan; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the IRS, the United States Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the three (3) most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to each Employee Plan during the current year and each of the three preceding years; (v) all Contracts with third-party administrators, actuaries, investment managers, consultants, or other independent contractors that relate to each Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding each Employee Plan.

(c)
Except as set forth in Part 3.13(c) of the Disclosure Letter, all amounts owed by Company under the terms of any Employee Plan have been timely paid in full. Except as set forth in Part 3.13(c) of the Disclosure Letter, each Employee Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Employee Plan that is not fully insured have been properly accrued. Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the Ordinary Course of Business, with regard to each Employee Plan.

(d)
Company has complied with the applicable continuation requirements for each Employee Plan, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA (“COBRA”) and (ii) any applicable state Legal Requirements mandating welfare benefit continuation coverage for employees.

(e)
The form of each Employee Plan is in compliance with the applicable terms of ERISA, the Code, and any other applicable Legal Requirement, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, and each Employee Plan has been operated in compliance with such Legal Requirements and the written Employee Plan documents. Neither Company nor fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. Each required report and description of an Employee Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (to the extent required) timely filed with the IRS, the United States Department of Labor, or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to each Employee Plan have been appropriately given. Company has no unfunded liability with respect to any deferred compensation, retirement, or other Employee Plan.

(f)
Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination letter from the IRS, which is current. To Seller’s Knowledge, no circumstance exists that could result in revocation of any such favorable determination letter. Each trust created under any such Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to Seller’s Knowledge, no circumstance exists that could result in a revocation of such exemption. No Employee Plan is intended to meet the requirements of Code Section 501(c)(9). No circumstance exists that could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code with respect to any Employee Plan.

(g)
There has never been any Proceeding relating to any Employee Plan and, to Seller’s Knowledge, no such Proceeding is threatened. To Seller’s Knowledge, no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding. Neither Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that could subject Company or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA or result in a violation of Section 406 of ERISA.

(h)	Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), obligate Company to pay any separation, severance, termination, or similar benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any director, employee, officer, former employee, or former officer of Company. There is no Contract providing for payments that could subject any Person to liability under Section 4999 of the Code.

(i)
Other than the continuation coverage requirements of COBRA, Company has no obligation or potential liability for benefits to employees, former employees, or their dependents following termination of employment or retirement under any Employee Plan.

(j)
Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), result in an amendment, modification, or termination of any Employee Plan. No written or oral representation has been made to any employee or former employee of Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representation has been made to any employee or former employee of Company concerning the employee benefits of Buyer.

(k)
Company does not contribute to nor has any obligation to contribute to, or has any liability with respect to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

(l)
Company does not contribute to nor has any obligation to contribute to, or has any liability with respect to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code or a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 413(c) of the Code.

(m)
Except as set forth in Part 3.13(m) of the Disclosure Letter, no Employee Plan is subject to Section 409A of the Code. Each Employee Plan subject to Section 409A of the Code (“Deferred Compensation Plan”) complies in all material respects with Section 409A of the Code. Company has not (i) granted to any Person an interest in any Deferred Compensation Plan that is, or upon the lapse of a substantial risk of forfeiture with respect to such interest will be, subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) materially modified any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

3.14	Compliance with Legal Requirements; Governmental Authorizations.

(a)	Except as set forth in Part 3.14(a) of the Disclosure Letter:

(i)	Company has at all times been in compliance with each Legal Requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets;

(ii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) could constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement, or (B) could give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action;

(iii)
Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action; and

(iv)	no proposed Legal Requirement could have an adverse consequence on Company or could require an expenditure of $25,000 or more by Company to comply with such Legal Requirement.

(b)
Part 3.14(b) of the Disclosure Letter lists each Governmental Authorization that is held by Company or that otherwise relates to the business of, or to any assets owned or used by, Company. Each Governmental Authorization listed in Part 3.14(b) is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure Letter:

(i)	Company has at all times been in compliance with each Governmental Authorization;

(ii)
no event has occurred or circumstance exists that could (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of, or a failure on the part of Company to comply with, any Governmental Authorization listed in Part 3.14(b) of the Disclosure Letter, or (B) result, directly or indirectly, in the revocation, suspension, cancellation, termination, or modification of any Governmental Authorization;

(iii)
Company has received no notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Governmental Authorization, or (B) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization; and

(iv)
all applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)
The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter constitute all Governmental Authorizations necessary to permit Company lawfully to continue to conduct its business in the manner in which it conducts such business and to own and use its assets in the manner in which it owns and uses such assets.

3.15	Legal Proceedings; Orders.

(a)	Except as set forth in Part 3.15(a) of the Disclosure Letter, since January 1, 2012 there has not been, and there is not pending or, to Seller’s Knowledge, threatened, any Proceeding:

(i)	by or against Company or that otherwise relates to or could affect the business of, or any assets owned or used by, Company; or

(ii)	by or against Seller that relates to the Shares; or

(iii)	that challenges, or that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction.
To Seller’s Knowledge, no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each pending or threatened Proceeding listed in Part 3.15(a) of the Disclosure Letter. None of the pending or threatened Proceedings listed in Part 3.15(a) of the Disclosure Letter, individually or in the aggregate, will or could reasonably be expected to result in an adverse consequence to Company or in Company incurring Losses of $25,000 or more or being subjected to any Order.

(b)
Except as set forth in Part 3.15(b) of the Disclosure Letter, there is no Order to which Company, or any assets owned or used by Company, is subject, and Seller is not subject to any Order that relates to the business of, or any assets owned or used by, Company.

(c)
Except as set forth in Part 3.15(c) of the Disclosure Letter, neither Company nor Seller has at any time received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which (A) Company, or any assets owned or used by Company, is subject, or (B) Seller is subject that relates to the business of, or any assets owned or used by, Company.

3.16    Absence of Certain Changes and Events. Except as set forth in Part 3.16 of the Disclosure Letter, since the Balance Sheet Date, Company has conducted its business only in the Ordinary Course of Business, and there has not been any:

(a)
issuance of or change in the authorized or issued Equity Securities of Company; purchase, redemption, retirement, or other acquisition by Company of any Equity Security of Company; or declaration or payment of any dividend or other distribution or payment in respect of the Equity Securities of Company;

(b)	amendment to the Organizational Documents of Company;

(c)
other than any payments by Company of bonuses, salaries, benefits, or other compensation in the Ordinary Course of Business, payment, increase or decrease by Company of any bonus, salary, benefit, or other compensation to any holder of an Equity Security, director, manager, officer, employee, or consultant or entry into or amendment of any employment, severance, bonus, retirement, loan, or other Contract with any holder of any Equity Security, director, manager, officer, employee, or consultant;

(d)	adoption of, amendment to, or material increase or decrease in the payments to or benefits under any Employee Plan;

(e)	damage to or destruction or loss of any asset owned or used by Company, whether or not covered by insurance;

(f)	entry into, modification, termination, or expiration of, or receipt of notice of termination of, any Applicable Contract listed in Part 3.17(a) of the Disclosure Letter;

(g)	sale (other than sales of inventory in the Ordinary Course of Business), lease, other disposition of, or imposition of an Encumbrance on any asset owned or used by Company;

(h)	release or waiver of any claim or right of Company with a value in excess of $10,000;

(i)	change in the accounting methods used by Company;

(j)	capital expenditure (or series of related capital expenditures) by Company either involving more than $10,000 or outside the Ordinary Course of Business;

(k)
capital investment in, loan to, or acquisition of the securities or assets of, any Person (or series of related capital investments, loans, and acquisitions) by Company either involving more than $10,000 or outside the Ordinary Course of Business or acquisition (by merger, exchange, consolidation, acquisition of Equity Securities or assets, or otherwise) of any Person by Company;

(l)
note, bond, debenture, or other indebtedness for borrowed money issued, created, incurred, assumed, or guaranteed (including advances on existing credit facilities) involving more than $10,000 individually or $25,000 in the aggregate by Company;

(m)	Contract by Company or Seller to do any of the foregoing; or

(n)	other material occurrence, event, action, failure to act, or transaction outside the Ordinary Course of Business involving Company.

3.17	Contracts.

(a)	Part 3.17(a) of the Disclosure Letter lists, and Seller has delivered to Buyer a copy of, each Applicable Contract:

(i)	involving the performance of services, delivery of goods or materials, or payments by Company of an amount or value in excess of $10,000;

(ii)	involving the performance of services, delivery of goods or materials, or payments to Company of an amount or value in excess of $10,000;

(iii)	that was not entered into in the Ordinary Course of Business;

(iv)	affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(v)
with respect to Intellectual Property Assets, including Contracts with current or former employees, consultants, or contractors regarding the ownership, use, protection, or nondisclosure of any of the Intellectual Property Assets;

(vi)	with any labor union or other employee representative of a group of employees relating to wages, hours, or other conditions of employment;

(vii)	involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by Company with any other Person;

(viii)
containing covenants that in any way purport to restrict the right or freedom of Company or any other Person for the benefit of Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(ix)	providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)	containing an effective power of attorney granted by Company;

(xi)	containing or providing for an express undertaking by Company to be responsible for consequential, special, or liquidated damages or penalties or to indemnify any other party;

(xii)	that does not contain a limitation of liability provision that limits the amount of the Company’s liability;

(xiii)	for capital expenditures in excess of $25,000;

(xiv)	involving payments to or from Company that are not denominated in U.S. dollars;

(xv)	involving the settlement, release, compromise, or waiver of any material rights, claims, obligations, duties, or liabilities;

(xvi)	relating to indebtedness of Company;

(xvii)	relating to the employment of any employee of Company;

(xviii)
relating to a distributor, reseller, OEM, dealer, manufacturer’s representative, broker, finder’s, sales agency, advertising agency, manufacturing, assembly, or product design and development relationship with Company;

(ixx)	under which Company has loaned to, or made an investment in, or guaranteed the obligations of, any Person;

(xx)	relating to any bond or letter of credit;

(xxi)	containing any obligation of confidentiality or nondisclosure between Company and any other Person for the benefit of Company or such other Person; and

(xxii)	constituting an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

(b)	Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i)	each Applicable Contract listed in Part 3.17(a) of the Disclosure Letter is in full force and effect, and is valid and enforceable in accordance with its terms;

(ii)
the completion or performance of each Applicable Contract for the sale of goods or services by Company listed in Part 3.17(a) of the Disclosure Letter will not result in less than normal profit margins to Company; and

(iii)	the completion or performance of each Applicable Contract listed in Part 3.17(a) of the Disclosure Letter will not result in an adverse consequence to Company.

(c)	Except as set forth in Part 3.17(c) of the Disclosure Letter:

(i)	Company has been in compliance with each Applicable Contract since the effective date of such Applicable Contract;

(ii)	each other Person that has any obligation or liability under any Applicable Contract has been in compliance with such Applicable Contract since the effective date of such Applicable Contract;

(iii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in a Breach of, or give Company or other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any Applicable Contract;

(iv)
no event has occurred or circumstance exists under or by virtue of any Applicable Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any assets owned or used by Company; and

(v)	Company has not given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential Breach of any Applicable Contract.

(d)	There is no renegotiation of, attempt to renegotiate, or outstanding rights to renegotiate any Applicable Contract with any Person, and no Person has made written demand for such renegotiation.

(e)	Each Applicable Contract relating to the sale, design, manufacture, or provision of products or services by Company has been entered into in the Ordinary Course of Business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, in violation of any Legal Requirement.

3.18	Insurance.

(a)	Seller has delivered to Buyer:

(i)
copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Company is a party, an insured, or a beneficiary, or under which Company, or any director, officer, or manager of Company in his or her capacity as such, is or has been covered at any time since January 1, 2009, a list of which is included in Part 3.18(a) of the Disclosure Letter;

(ii)	copies of all pending applications for policies of insurance; and

(iii)
any written statement by the auditor of Company or any consultant or risk management advisor provided to or in the possession of Company with regard to the adequacy of its coverage or its reserves for actual or potential claims.

(b)	Part 3.18(b) sets forth:

(i)	any self-insurance or retention arrangement by or affecting Company, including any reserves established thereunder;

(ii)	any Contract, other than a policy of insurance, for the transfer or sharing of any risk by Company; and

(iii)
all obligations of Company to third parties with respect to insurance coverage (including such obligations under leases and service agreements) and identifying the policy under which such coverage is provided.

(c)	Part 3.18(c) of the Disclosure Letter sets forth for the current policy year and each of the preceding five policy years by year:

(i)	a summary of the loss experience under each policy of insurance;

(ii)	a statement describing each claim under a policy of insurance for an amount in excess of $10,000, which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

(C)	the amount and a brief description of the claim; and

(iii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)	Except as set forth in Part 3.18(d) of the Disclosure Letter:

(i)
all policies of insurance to which Company is a party, an insured, or a beneficiary or that provide coverage to Seller in Seller’s capacity as a shareholder of Company, or any director, officer, or manager of Company in such capacity:

(A)	are valid, outstanding, and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)
taken together, provide adequate insurance coverage for the assets and the operations of Company for all risks normally insured against by a Person carrying on the same business or businesses as Company;

(D)	are sufficient for compliance with applicable Legal Requirements and all Applicable Contracts to which Company is a party or by which it is bound;

(E)	will continue in full force and effect following the consummation and performance of the Contemplated Transactions; and

(F)	do not provide for any retrospective premium adjustment or other experience-based liability on the part of Company;

(ii)	since January 1, 2009, neither Seller nor Company has received:

(A)	any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights; or

(B)
any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or will not be renewed or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)
Company has paid all premiums due, and has otherwise performed its obligations, under each policy of insurance to which it is a party or that provides coverage to it or to any of its directors, officers, or managers, in their capacity as such;

(iv)	Company has given notice to the insurer of all insured claims; and

(v)
neither Company nor Seller has received any notice of any, and to Seller’s Knowledge there are no, planned or proposed increases in the premiums or any other adverse change in the terms of any policy of insurance covering Company, Seller in such Seller’s capacity as a shareholder of Company, or any officer, director, or manager of Company in his or her capacity as such.

(e)	Company has not provided any information to any insurer in connection with any application for insurance that could result in (i) cancellation of any insurance policy or bond for the benefit of Company or (ii) denial of coverage for a risk otherwise covered by any such insurance policy or bond.

(f)
Part 3.18(f) of the Disclosure Letter describes the manner in which Company insures or self-insures with respect to workers’ compensation liability. Part 3.18(f) of the Disclosure Letter lists each incident or claim that creates or could create a workers’ compensation liability of Company since January 1, 2009, and the related disposition and accrual with respect to such incident or claim. Company has not received any notice that, and Seller has no reason to believe, based on its incident or claim experience that, Company’s workers’ compensation insurance premiums or expenses will increase in the next 12 months, or, if self-insured, that it will not be permitted to continue to self-insure without increase in any related bonds, letters of credit, or other form of financial security.

3.19    Environmental Matters.
Except as set forth in Part 3.19 of the Disclosure Letter:

(a)
Company has at all times complied with all Environmental Laws including, without limitation, all Legal Requirements or Government Authorizations associated with the Seller’s execution of this Agreement and consummation of the Contemplated Transactions.

(b)
Neither Seller or Company, or any other Person for whose conduct either of them is or could be held responsible has received any Order, notice, or other communication (written or oral) relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law, or any actual or potential Environmental, Health, and Safety Liability.

(c)
There are no pending or, to Seller’s Knowledge, threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liability or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other asset owned or used by Company or in which it has or had an interest.

(d)
Neither Seller or Company, or any other Person for whose conduct any of them is or could be held responsible, has any Environmental, Health, and Safety Liability, and no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in Company or any other Person for whose conduct it is or could be held responsible (i) having any Environmental, Health and Safety Liability or (ii) violating any Environmental Law.

(e)
There is no Hazardous Material present on or under the Facilities or, to Seller’s Knowledge, any geographically, geologically, hydraulically or hydro-geologically adjoining property (“Adjoining Property”). Neither Seller or Company, nor any other Person for whose conduct either of them is or could be held responsible, or, to Seller’s Knowledge, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other asset in which Company has or had an interest.

(f)	None of the Facilities and, to Seller’s Knowledge, no Adjoining Property, contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments, or disposal areas.

(g)
Seller has delivered to Buyer copies of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of Seller or Company pertaining to the environmental condition of, Hazardous Material or Hazardous Activity in, on, or under, the Facilities or any Adjoining Property, or concerning compliance by Company or any other Person for whose conduct it is or could be held responsible, with Environmental Laws.

3.20	Employees and Consultants.

(a)
Part 3.20(a) of the Disclosure Letter lists the following information for each employee of Company, including each employee on leave of absence or layoff status: employer, name, job title, date of hiring, date of commencement of employment, details of leave of absence or layoff, rate of compensation, bonus arrangement, and any change in compensation or bonus since January 1, 2013, vacation, sick time, and personal leave accrued as of the Closing Date, and service credited for purposes of vesting and eligibility to participate under any Employee Plan.

(b)
Part 3.20(b) of the Disclosure Letter lists the following information for every independent contractor, consultant, or sales agent of Company: name, responsibilities, date of engagement, and compensation. Each such independent contractor, consultant, or sales agent qualifies as an independent contractor in relation to Company for purposes of all applicable Legal Requirements, including those relating to Taxes, insurance, and employee benefits.

(c)
Except as set forth in Part 3.20(c) of the Disclosure Letter, to Seller’s Knowledge, (i) no director, officer, or other key employee of Company intends to terminate such Person’s employment with Company, and (ii) no independent contractor, consultant, or sales agent intends to terminate such Person’s arrangement with Company.

(d)
Part 3.20(d) of the Disclosure Letter lists the following information for each retired employee or director of Company, or their dependents, receiving benefits or scheduled to receive benefits from Company in the future: name, pension benefits, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

(e)
Part 3.20(e) of the Disclosure Letter states the number of employees terminated or laid off by Company since January 1, 2013, and contains a list of the following information for each employee of Company who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by Company, in the six months prior to the date of this Agreement: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned.

(f)	Company has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement.

(g)
To Seller’s Knowledge, no director, officer, employee, agent, consultant, or independent contractor of Company is bound by any Contract or subject to any Order that purports to limit the ability of such director, officer, employee, agent, consultant, or independent contractor (i) to engage in or continue or perform any conduct, activity, duties, or practice relating to the business of Company or (ii) to assign to Company any rights to any invention, improvement, or discovery. No former or current employee of Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or could affect the ability of Company to continue to conduct its business as conducted.

3.21	Labor Disputes; Compliance.

(a)
Company has at all times complied with all Legal Requirements relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, the payment of Social Security and similar Taxes, and occupational safety and health. Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)	Except as set forth in Part 3.21(b) of the Disclosure Letter:

(i)	Company is not and has never been a party to any collective bargaining agreement or other labor contract;

(ii)
since January 1, 2011, there has not been, there is not pending or existing, and, to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, employee grievance process, organizational activity, or other labor dispute involving Company;

(iii)	to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute;

(iv)
since January 1, 2011, there has not been, and there is not pending or, to Seller’s Knowledge, threatened against or affecting Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body;

(v)	no application or petition for an election or for certification of a collective bargaining agent is pending;

(vi)	since January 1, 2011, there has not been, and there is not pending or, to Seller’s Knowledge, threatened, any lockout of any employees by Company; and

(vii)
since January 1, 2011, there has not been, and there is not pending or, to Seller’s Knowledge, threatened, against Company any charge of discrimination or sexual harassment filed with the Equal Employment Opportunity Commission or similar Governmental Body, and no event has occurred or circumstances exist that could provide the basis for any such charge.

3.22	Intellectual Property Assets.

(a)	Definition of Intellectual Property Assets
The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee), or used by Company, including:

(i)
the name of Company, assumed, fictional, business and trade names, registered and unregistered trademarks, service marks, and logos, and trademark and service mark applications (collectively, “Marks”);

(ii)	patents, patent applications (collectively, “Patents”), and Invention Disclosures;

(iii)	registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works (as defined in Section 901 of the Copyright Act of 1976);

(v)
software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, and algorithms (collectively “Software”);

(vi)
all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, inventions, and discoveries, whether or not patentable (collectively, “Trade Secrets”);

(vii)
to the extent not included in Section 3.22(a)(i)-(vi) above, all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to Company or any of its Related Party’s actual or anticipated business, research and development or existing or future products or services and which have been conceived, developed or made by Seller (whether or not during usual business hours or on the premises of Company or any Related Party thereof and whether or not alone or in conjunction with any other person) while retaining an ownership interest in, employed by, or while engaged as a consultant by, Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively, the “Work Product”); and

(viii)	all rights in Internet websites, Internet domain names, and keywords held by Company (collectively “Net Names”).

(b)	Nature of Intellectual Property Assets

(i)
The Intellectual Property Assets owned by Company, together with the Intellectual Property Assets licensed by Company and listed in Part 3.17(a)(v) of the Disclosure Letter, are all those used in or necessary for the conduct of the business of Company as it is being conducted. Company is the sole owner of each of the owned Intellectual Property Assets, free and clear of any Encumbrance, and has the right to use them without payment to any Person. Company is not bound by, and none of the owned Intellectual Property Assets is subject to, any Contract that in any way limits or restricts the ability of Company to use, exploit, assert, or enforce any such Intellectual Property Asset anywhere in the world.

(ii)
All former and current employees or independent contractors of Company have executed written Contracts with Company that assign to Company all rights to any inventions, improvements, discoveries or information, and works of authorship of such employee or independent contractor relating to the business of that Company.

(iii)
No funding, facilities, or personnel of any Governmental Body, any educational institution, or any other Person (other than Company) were used, directly or indirectly, to develop or create, in whole or in part, any owned Intellectual Property Asset.

(iv)
Since January 1, 2009, Company has not assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Intellectual Property Asset to any other Person, except pursuant to nonexclusive licenses without a right of sublicense and for a limited use in the Ordinary Course of Business.

(v)
Company is not nor ever has been a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate Company to grant or offer to any other Person any license or right to any Intellectual Property Asset.

(c)	Patents

(i)
Part 3.22(c) of the Disclosure Letter lists all Patents and invention disclosures relating to inventions conceived or reduced to practice by one or more officers, employees, independent contractors, or other parties with whom Company may have collaborated in connection with developments on behalf of Company’s business (“Invention Disclosures”).

(ii)
All Patents are in compliance with all applicable Legal Requirements (including payment of filing, examination, and maintenance fees, and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 90 days after the Closing Date. No Invention Disclosure describes any invention that has been publicly disclosed or offered for sale, creating a bar to filing patent applications within 90 days after the Closing.

(iii)
No Patent has been or is involved in any interference, reissue, reexamination, or opposition Proceeding, and, to Seller’s Knowledge, no such Proceeding is threatened. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Person with respect to any Patent.

(iv)	No Patent is or has been infringed or has been challenged or, to Seller’s Knowledge, no such challenge is threatened. None of the products manufactured or sold, or any process or know-how used, by Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)	All products made, used, or sold under the Patents have been marked with the proper patent notice.

(d)	Marks

(i)	Part 3.22(d) of the Disclosure Letter lists all Marks owned or used by Company.

(ii)
Except as set forth in Part 3.22(d) of the Disclosure Letter, all Marks have been registered with the United States Patent and Trademark Office and foreign countries where Company conducts substantial business related to the goods or services associated with such Marks, are in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 90 days after the Closing Date.

(iii)	No Mark has been or is involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to Seller’s Knowledge, no such Proceeding is threatened.

(iv)	To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any Person with respect to any Mark.

(v)
No Mark is or has been infringed or has been challenged and, to Seller’s Knowledge, no such challenge is threatened. None of the Marks used by Company infringes or is alleged to infringe any trade name, trademark, or service mark of any Person.

(vi)	All products and materials containing a registered Mark bear the proper federal registration notice where permitted by law.

(e)	Copyrights

(i)	Part 3.22(e) of the Disclosure Letter lists all registered Copyrights and all material unregistered Copyrights used in connection with the products or services provided by Company.

(ii)
All registered Copyrights are in compliance with all applicable Legal Requirements, and all the Copyrights listed in Part 3.22(e) of the Disclosure Letter are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 90 days after the Closing Date.

(iii)
No Copyright listed in Part 3.22(e) of the Disclosure Letter is or has been infringed or has been challenged, and, to Seller’s Knowledge, no such challenge is threatened. None of the subject matter of any Copyright infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

(iv)	All works encompassed by the Copyrights listed in Part 3.22(e) of the Disclosure Letter have been marked with the proper copyright notice.

(f)	Trade Secrets and Work Product

(i)
The documentation relating to each Trade Secret and Work Product has been provided to Buyer for review, is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)
Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of each Trade Secret and Work Product(including the enforcement by Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Company’s standard form, and all current and former employees and independent contractors of Company have executed such an agreement).

(iii)
No Trade Secret is part of the public knowledge or literature or has been used, divulged, or appropriated either for the benefit of any Person (other than Company) or to the detriment of Company. No Trade Secret or Work Product is subject to any adverse claim or has been challenged, and, to Seller’s Knowledge, no such challenge is threatened. No Trade Secret or Work Product infringes or is alleged to infringe any intellectual property right of any Person.

(g)	Software
All Software owned, licensed, or used by Company (other than commonly available, noncustomized third-party software licensed to Company for internal use on a nonexclusive basis) is listed in Parts 3.22(c), (e), or (f) or 3.17(a)(v) of the Disclosure Letter. Company has all rights necessary to use all copies of all Software used by Company.

(h)	Net Names

(i)	Part 3.22(h) of the Disclosure Letter lists all Net Names, including the name of Company that owns or uses such Net Name.

(ii)	All Net Names have been registered in Company’s name and are in compliance with all applicable Legal Requirements.

(iii)	No Net Name has been or is involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to Seller’s Knowledge, no such Proceeding is threatened.

(iv)	To Seller’s Knowledge, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.

(v)
No Net Name is or has been infringed or has been challenged and, to Seller’s Knowledge, no such challenge is threatened. No Net Name infringes or is alleged to infringe the trademark, copyright, or domain name of any other Person.

3.23    Foreign Corrupt Practices Act, Export Control and Anti-Boycott Laws. Neither Company or any Representative of Company in its capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where Company does business. Company has at all times complied with all Legal Requirements relating to export control and trade sanctions or embargoes. Company has not violated the anti-boycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
3.24    Relationships with Related Persons. Neither Seller nor any Related Person of Seller or of Company has, any interest in any asset owned or used by Company. Neither Seller nor any Related Person of Seller or of Company is a Related Party of or the owner (of record or beneficially) of any Equity Security or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with Company or (b) engaged in competition with Company, other than ownership of less than one percent of the outstanding capital stock of a Person that is listed on any national or regional securities exchange. Except as set forth in Part 3.24 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of Company is a party to any Applicable Contract with, or has any claim or right against, Company.
3.25    Customers and Suppliers. Part 3.25 of the Disclosure Letter lists for each of the five years ending December 31 2009, 2010, 2011, 2012 and 2013, respectively, the names of the respective customers that were, in the aggregate, the five largest customers in terms of dollar value of products or services, or both, sold by Company (“Major Customers”). Part 3.25 of the Disclosure Letter also lists for each such year, the names of the respective suppliers that were, in the aggregate, the five largest suppliers in terms of dollar value of products or services, or both, to Company (“Major Suppliers”). Except as set forth in Part 3.25 of the Disclosure Letter, no Major Customer or Major Supplier has given Company notice (written or oral) terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Applicable Contract or relationship with Company or threatening to take any of such actions, and, to Seller’s Knowledge, no Major Customer or Major Supplier intends to do so.

3.26	Product Liabilities and Warranties.

(a)
Except as set forth in Part 3.26(a) of the Disclosure Letter, Company has not incurred any Loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by Company, whether such Loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Legal Requirement, or otherwise. No Governmental Body has alleged that any product designed, manufactured, sold, leased, licensed, or delivered by Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Body. No product designed, manufactured, sold, leased, licensed, or delivered by Company has been recalled, and Company has not received any notice of recall

(written or oral) of any such product from any Governmental Body. No event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

(b)
Except as set forth in Part 3.26(b) of the Disclosure Letter, Company has not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by Company. Company has legally excluded liability for all special, incidental, punitive, and consequential damages to any customer, dealer, or distributor of Company or customer of any such dealer or distributor.

3.27    Brokers or Finders. Neither Seller nor Company, and none of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the Contemplated Transactions.
3.28    Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificate delivered pursuant to Section 8.3, or otherwise in connection with the Contemplated Transactions contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:
4.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2	Enforceability and Authority; No Conflict.

(a)
The execution, delivery, and performance by Buyer of this Agreement and Buyer’s Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon execution and delivery of Buyer’s Closing Documents by Buyer, each of Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)
Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or violate (A) any Organizational Document of Buyer, or (B) any resolution adopted by the board of directors or the shareholders of Buyer;

(ii)
contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any assets owned or used by Buyer, is subject; or

(iii)
Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Contract to which Buyer is a party.

(c)
Except as set forth in Part 4.2 of the Disclosure Letter, Buyer is not required to give notice to or obtain Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transaction.

4.3    Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
4.4    Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction. To Buyer’s Knowledge, no such Proceeding has been threatened.
4.5    Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with this Agreement or the Contemplated Transactions.
ARTICLE 5
COVENANTS OF SELLER PRIOR TO CLOSING DATE

5.1    Access and Investigation. Prior to the Closing Date, and upon reasonable notice from Buyer, Seller shall, and shall cause Company to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Company’s personnel, assets, Contracts, and Records, (b) furnish Buyer Group with copies of all such Contracts and Records as Buyer may reasonably request, (c) furnish Buyer Group with such additional financial, operating, and other relevant data and information as Buyer may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the business, condition (financial or otherwise), assets, results of operations, or prospects of Company including, without limitation, access to customers of the Company. In addition, Buyer shall have the right to have the Leased Real Property and the tangible personal property of Company inspected by Buyer Group, at Buyer’s sole cost and expense.
5.2    Operation of Company’s Business. Prior to the Closing Date, Seller shall, and shall cause Company to:

(a)	conduct the business of Company only in the Ordinary Course of Business;

(b)
use its best efforts to preserve intact Company’s current business organization, keep available the services of the officers, employees, and agents of Company, and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company;

(c)	confer with Buyer prior to implementing operational decisions of a material nature;

(d)	report to Buyer at such times as Buyer may reasonably request concerning the status of the business, condition (financial or otherwise), assets, results of operations, or prospects of Company;

(e)	make no changes in the personnel of Company;

(f)
maintain the assets owned or used by Company in a state of repair and condition that complies with Legal Requirements and Contracts and is consistent with the requirements and normal conduct of the business of Company;

(g)	keep in full force and effect, without amendment, all material rights relating to the business of Company;

(h)	comply with all Legal Requirements applicable to, and all Applicable Contracts of, Company;

(i)	continue in full force and effect the insurance coverage under the policies set forth in Part 3.18 of the Disclosure Letter or substantially equivalent policies;

(j)
except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify, or terminate any Employee Plan and, except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan;

(k)	maintain all Company’s records consistent with past practice; and

(l)	take no action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 would be likely to occur.
5.3 Notice.

(a)
Prior to the Closing Date, Seller shall promptly provide notice to Buyer of any Breach of any representation or warranty of Seller or any fact or circumstance that would or would reasonably be likely to cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or circumstance. Should any such Breach relate to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter. No such notice or delivery will be deemed to have cured any Breach of any representation or warranty or affect any right or remedy of Buyer under this Agreement.

(b)	Prior to the Closing Date, Seller shall promptly provide notice to Buyer of any Breach of any covenant of Seller in this Article 5 or any fact or circumstance that could make the satisfaction of any condition in Article 8 impossible or unlikely and of all corrective actions undertaken, or to be undertaken, by Seller with respect thereto. No such notice will be deemed to have cured any Breach of any covenant or affect any right or remedy of Buyer under this Agreement.
5.4    Payment of Indebtedness by Related Persons. Seller shall cause all indebtedness owed to Company by Seller or any Related Person of Seller to be paid in full prior to Closing.
5.5    Exclusive Dealing. Until this Agreement shall have been terminated pursuant to Section 10.1, Seller shall not, and shall cause Company and each of its respective Representatives not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller or Company, however structured, including the sale of the business or assets (other than in the Ordinary Course of Business) of Company, or any Equity Security of Company, or any merger, consolidation, or similar transaction or arrangement. Seller shall notify Buyer of any such inquiry or proposal within 24 hours of receipt thereof by Seller, Company, or any of their respective Representatives.
ARTICLE 6
COVENANTS OF BUYER PRIOR TO THE CLOSING DATE

6.1    Notice.

(a)
Prior to the Closing Date, Buyer shall promptly provide notice to Seller of any Breach of any representation or warranty of Buyer or any fact or circumstance that would or would reasonably be likely to cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or circumstance. No such notice will be deemed to have cured any Breach of any representation or warranty or affect any right or remedy of Seller under this Agreement.

(b)
Prior to the Closing Date, Buyer shall provide notice to Seller of any Breach of any covenant of Buyer in this Article 6 or any fact or circumstance that could make the satisfaction of any condition in Article 9 impossible or unlikely and of all corrective actions undertaken, or to be undertaken, by Buyer with respect thereto. No such notice will be deemed to have cured any Breach of any covenant or affect any right or remedy of Seller under this Agreement.

ARTICLE 7
POST-CLOSING COVENANTS

7.1	Cooperation and Proceedings; Access to Records.

(a)
After the Closing, Seller shall cooperate with Buyer and its counsel and make himself and his Representatives available to Buyer and Company in connection with the institution or defense of any Proceeding, whether existing, threatened, or anticipated, involving or relating to the Contemplated Transactions, Buyer, Seller, or Company, including providing testimony, Records, and other information.

(b)
Seller and Buyer will make available to the other any Records in the nonrequesting party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any tax-related examination of the requesting Party or Company by any Governmental Body. The Party requesting such Records will reimburse the nonrequesting Party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting Party. The nonrequesting Party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting Party, and subject to such reasonable limitations as the nonrequesting Party may impose to delete competitively sensitive or privileged information.

7.2	Non-competition; Non-solicitation, and Non-disparagement.

(a)	For a period of five years after the Closing Date (the “Non-Competition Period”):

(i)
Seller shall not, and Seller shall cause his Related Persons not to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the businesses, products and/or services of Company, Buyer, or their respective Related Persons as such businesses, products and/or services exist or are in the process of being formed or acquired from and after the Closing Date. As used in this Agreement, the term “Restricted Territory” means (A) the State of Ohio; (B) any other state in the continental United States; (C) Alaska and Hawaii; (D) any other territory or possession of the United States; and (E) any other country in which any product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by Company, Buyer or any of their respective Related Persons on or prior to the date of the expiration of the Non-Competition Period or with respect to which Company, Buyer or any of their respective Related Persons has devoted substantial expense in anticipation of launching into such geographic area a portion of their business. Notwithstanding the foregoing, Seller may acquire or otherwise own less than 1% of the outstanding capital stock of a Person that is listed on any national securities exchange.

(ii)
Seller shall not, directly or indirectly, (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of Company or Buyer to terminate such relationship; (B) in any way interfere with the relationship between Company or Buyer and any of its employees, agents, or independent contractors; or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, agent, or independent contractor of Company or Buyer.

(iii)
Seller shall not, directly or indirectly, (A) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, supplier, licensor, licensee, or any prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by Company on or before the Closing Date, or any other person engaged in a business relationship with Company or Buyer, to (1) terminate, curtail, or otherwise modify its relationship with Company or Buyer or (2) engage in business with a competitor of Company or Buyer, or (B) interfere in any way with the relationship between Company or Buyer, and any of its customers, suppliers, licensors, licensees, or any such prospective customers, suppliers, licensors, or licensees, or any other Person engaged in a business relationship with Company.

(b)
Seller shall not make any disparaging statement, either orally or in writing, regarding Buyer, Company, the business, products, or services thereof, or any of their respective shareholders, directors, officers, employees, or agents.

(c)
For a period from the date of this Agreement until two years after the Closing Date, within 10 days after Seller enters into an employment, consulting engagement, independent contractor engagement, partnership, or other business association with any Person, Seller shall advise Buyer of the identity and address of such Person. Buyer may notify each such Person that Seller is bound by this Section 7.2 and may furnish each such Person with a copy of applicable provisions of this Agreement.

(d)
Seller agrees that this Section 7.2, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and preserve Buyer’s and Company’s legitimate business interests and the value of the Shares and Company’s business, and to prevent an unfair advantage from being conferred on Seller.

(e)
If any provision of this Section 7.2 would be held to be excessively broad as to duration, geographical area, scope, activity, or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by applicable Legal Requirements.

(f)
Seller acknowledges that any Breach of this Section 7.2 would result in serious and irreparable injury to Buyer, Buyer could not be adequately compensated by monetary damages alone, and Buyer’s remedy at law would not be adequate. Therefore, Seller acknowledges and agrees that, in the event of a Breach by Seller, Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against Seller, including temporary restraining orders and preliminary and permanent injunctions to restrain Seller from such Breach and to compel compliance with the obligations of Seller, and Seller waives the posting of a bond or undertaking as a condition to such relief.

7.3	Confidentiality.

(a)	As used in this Section 7.3, the term “Confidential Information” includes any of the following information held or used by or relating to Company:

(i)	all information that is a Trade Secret or Work Product;

(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples,

inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, Software and computer software, database technologies, systems, structures and architectures; and

(iii)
all information concerning the business and affairs of Company, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)
Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that Seller shall, except to the extent required for Seller who is employed by Company to fulfill his or her duties in the course of such employment, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in such Seller’s possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Buyer’s Consent.

(c)
Section 7.3(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a Breach of this Section 7.3 by Seller. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d)
If Seller becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 7.3, Seller shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.3. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of Seller’s counsel, Seller is legally compelled to disclose; provided, however, that Seller shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)
Nothing in this Section 7.3 will diminish the protections and benefits under applicable Legal Requirements to which any Trade Secret or Work Product of Company is entitled. If any information that Company asserts to be a Trade Secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered Confidential Information of Company for purposes of this Section 7.3.

7.4	Customer and Other Business Relationships.

(a)
After the Closing, Seller shall cooperate with Buyer and Company in their efforts to continue and maintain for the benefit of Buyer and Company those business relationships of Company and of Seller relating to the business of Company, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities, and others. Seller shall refer to Buyer and Company all inquiries and communications received by such Seller relating to Company after the Closing.

(b)	After the Closing, Seller shall not take any action, either directly or indirectly, that could diminish the value of Company or interfere with the business of Company and/or Buyer.

(c)
After the Closing, Seller shall upon Buyer’s request, for no more than a total of forty (40) hours during the first one hundred eighty (180) days following Closing, assist Buyer in his capacity as an independent contractor with respect to post-closing integration, business planning or sales related activities at such times as mutually agreed upon by Buyer and Seller.

7.5
Work Product. Seller agrees that all Work Product previously developed by Seller or developed in the future in any consulting capacity belongs in all instances to Company. Seller agrees that he promptly shall disclose such Work Product to Buyer and perform all actions reasonably requested by Buyer (whether during or after the employment or consulting period and at Buyer’s expense) to establish and confirm Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to Company or any of its Related Persons in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. If Company is unable, after reasonable effort, to secure the signature of Seller on any such papers, any executive officer of Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Seller, and Seller hereby irrevocably designates and appoints each executive officer of Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7.6
Tax Returns; Benefit Plan Returns. Promptly following the Closing, Seller shall prepare and file all applicable Tax returns required to be filed with respect to the period from January 1, 2014 through and including the Closing Date. In addition, by July 31, 2014, Seller will file a Form 5500 with respect to the Company’s 401(k) Plan relating to the 2013 calendar year, and by December 31, 2014 Seller will file a Form 5500 with respect to the Company’s 401(k) Plan relating to the period between January 1, 2014, and the Closing Date.

7.7
Dissolution of CRF Environmental, Inc. Within sixty (60) days of the Closing Date, Seller will take all actions necessary to cause the dissolution and winding-up of the business and affairs of CRF Environmental, Inc.

7.8
Sharing of Cost-Savings. Within thirty (30) days of April 30, 2016, Buyer shall calculate the actual aggregate costs of completion for the projects listed on Exhibit 11.2(h) attached hereto. If such actual aggregate costs of completion for the projects listed on Exhibit 11.2

(h) are less than the estimated aggregate costs of completion of such projects as set forth in Exhibit 11.2(h), Buyer and Seller shall share equally in the costs savings and Buyer shall promptly remit to Seller its share of the cost savings.

7.9
Audited Financial Statements. Within fifteen (15) days of the Closing Date, Seller shall deliver to to Buyer audited consolidated balance sheets of Company as of December 31, 2013 (the “Balance Sheet Date”) and as of December 31, 2012, and the related audited consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two fiscal years ended on such dates, including the notes thereto, together with the report thereon of Company’s independent public accountants, (collectively, the “Audited Financial Statements”).

ARTICLE 8
CONDITIONS PRECEDENT TO BUYER’s OBLIGATIONS TO CLOSE

Buyer’s obligations to purchase the Shares and to take the other actions required pursuant to this Agreement to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

8.1	Accuracy of Seller’s Representations.

(a)
Subject to Section 8.1(b), each of Seller’s representations and warranties in this Agreement will have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if then made, without giving effect to any supplement to the Disclosure Letter.

(b)
Each of Seller’s representations and warranties in Sections 3.2(a), 3.3, 3.4, 3.12, and 3.29, and each of the representations and warranties in this Agreement that contains an express materiality qualification, will have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if then made, without giving effect to any supplement to the Disclosure Letter.

8.2    Seller’s Performance. The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.
8.3    Bring Down Certificate. Buyer will have received a certificate executed by Seller confirming (a) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and (b) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.2.
8.4    Consents. Each of the Consents identified in Exhibit 8.4 (the “Material Consents”) will have been obtained in form and substance satisfactory to Buyer and will be in full force and effect. Copies of the Material Consents will have been delivered to Buyer.

8.5    Governmental Authorizations. Buyer will have received such Governmental Authorizations as are necessary or which it considers desirable to allow Buyer to acquire and own the Shares and for Company and Buyer to own and operate the business of Company from and after the Closing.
8.6    Additional Documents. Each of the items to be delivered pursuant to Section 2.4(a) and each of the following documents will have been delivered (or tendered subject only to Closing) to Buyer:

(a)
pay-off letters, termination agreements, termination statements, and other releases to be delivered against repayment by Company at or prior to the Closing of the indebtedness of Company as Buyer shall have reasonably requested and reasonably satisfactory to Buyer;

(b)	duly executed releases (including UCC-3 termination statements) of all Encumbrances on Company’s assets in form and substance reasonably satisfactory to Buyer and its counsel;

(c)	such resignations of directors and officers of Company as Buyer may request;

(d)	written confirmation, in form and substance satisfactory to Buyer, of the termination of employment of Seller and Rachel Ekey;

(e)	written confirmation, in form and substance satisfactory to Buyer, that Seller has purchased from the Company the two Company-owned automobiles previously provided for his use; and

(f)	such other documents as Buyer may reasonably request, each in form and substance satisfactory to Buyer, and, if necessary, executed by Seller or Company, for the purpose of:

(i)	evidencing the accuracy of any of Seller’s representations and warranties;

(ii)	evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii)	evidencing the satisfaction of any condition referred to in this Article 8; or

(iv)	otherwise facilitating the consummation or performance of any Contemplated Transaction.
8.7    No Proceedings. Since the date of this Agreement, there will not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction or (b) that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction.
8.8    No Claim Regarding Stock Ownership or Sale Proceeds. There will not have been made or threatened by any Third Party any claim asserting that such Third Party (a) is the holder or the beneficial owner of any Equity Security of Company or (b) is entitled to all or any portion of the Purchase Price.

8.9    No Conflict. Neither the consummation nor the performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or violate, or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
8.10    No Material Adverse Change. Since the date of this Agreement, Company shall not have suffered any Material Adverse Change and no event will have occurred, and no circumstance will exist, that could result in a Material Adverse Change.
8.11    Closing of FGC Acquisition. Simultaneously with the Closing, Buyer shall acquire all of the equity securities of FGC Corporation in accordance with the terms and conditions set forth in the Stock Purchase Agreement among Buyer, Seller and Elliott M. Drysdale, dated April 28, 2014.
8.12    Bailment Agreement. Buyer shall have entered into a bailment agreement with D’Coil Steel, Inc. in form and substance acceptable to Buyer.

ARTICLE 9
CONDITIONS PRECEDENT TO SELLER’s OBLIGATIONS TO CLOSE

Seller’s obligations to sell the Shares and to take the other actions required pursuant to this Agreement to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):
9.1    Accuracy of Buyer’s Representations. Each of Buyer’s representations and warranties in this Agreement will have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if then made.
9.2    Buyer’s Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.
9.3    Bring Down Certificate. Seller will have received a certificate executed by Buyer confirming (a) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 9.1 and (b) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 9.2.
9.4    Additional Documents. Each of the items to be delivered pursuant to Section 2.4(b) and each of the following documents will have been delivered (or tendered subject only to Closing) to Seller:

(a)	such other documents as Seller may reasonably request, each in form and substance satisfactory to Seller, and, if necessary, executed by Buyer, for the purpose of:

(i)	evidencing the accuracy of any of Buyer’s representations and warranties;

(ii)	evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

(iii)	evidencing the satisfaction of any condition referred to in this Article 9; or

(iv)	otherwise facilitating the consummation or performance of any Contemplated Transaction.
9.5    No Legal Prohibition. There will not be in effect any Legal Requirement or Order that prohibits the sale of the Shares by Seller to Buyer or the consummation of any of the other Contemplated Transactions.
ARTICLE 10
TERMINATION

10.1    Termination Events. Subject to Section 10.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)	by mutual consent of Buyer and Seller;

(b)	by Buyer if a material Breach of any provision of this Agreement has been committed by Seller;

(c)	by Seller if a material Breach of any provision of this Agreement has been committed by Buyer;

(d)
by Buyer if satisfaction of any condition in Article 8 by May 15, 2014 or such later date as the Parties may agree upon (the “End Date”) becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement);

(e)	by Seller if satisfaction of any condition in Article 9 by the End Date becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement);

(f)	by Buyer if the Closing has not occurred on or before the End Date, unless Buyer is then in material Breach of this Agreement; or

(g)	by Seller if the Closing has not occurred on or before the End Date, unless Seller is then in material Breach of this Agreement.
10.2    Effect of Termination.

(a)
Each Party’s right of termination under Section 10.1 is in addition to any other right it may have under this Agreement (including under Section 12.14) or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 10.2 and Article 12 will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this

Agreement will not relieve any Party from any liability for any Breach of this Agreement occurring prior to termination.

(b)
If this Agreement is terminated by Buyer pursuant to the provisions of Section 10.1(b), Section 10.1(d) or Section 10.1(f) above, and within 180 days after the date of such termination, Seller or Company signs a letter of intent or other agreement relating to the acquisition of a material portion of Company’s assets, business or securities, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial portions of Company’s assets in the ordinary course) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, Seller shall be obligated to pay, and will pay to Buyer, the amount of Three Hundred Sixty-Two Thousand Five Hundred Dollars ($362,500) in immediately available funds to an account designated by Buyer.

ARTICLE 11
INDEMNIFICATION; PAYMENT; REIMBURSEMENT; REMEDIES

11.1	Survival; Remedies.

(a)
All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any certificate, document, or other writing delivered pursuant to this Agreement will survive the Closing and the consummation and performance of the Contemplated Transactions.

(b)
The right to indemnification, payment, reimbursement, or other remedy based upon any such representation, warranty, covenant, or obligation will not be affected by any investigation conducted or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant, or obligation.

(c)
The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

11.2    Indemnification, Payment and Reimbursement by Seller. Seller shall indemnify and hold harmless Buyer, Company and their respective Representatives, shareholders, and Related Persons (collectively, the “Buyer Indemnified Persons”) from, and shall pay to Buyer Indemnified Persons the amount of any Loss that Buyer Indemnified Persons or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(a)
any Breach of any representation or warranty made by Seller in (i) this Agreement or the Disclosure Letter, (ii) the certificate delivered pursuant to Section 8.3, or (iii) any other certificate, document, or other writing delivered by Seller pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Seller in this Agreement or in any certificate, document, or other writing delivered by Seller pursuant to this Agreement;

(c)
any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Seller or Company (or any Person acting on their behalf) in connection with any Contemplated Transaction;

(d)
(i) any Taxes of Company not reflected on the Closing Date Balance Sheet relating to periods (or portions thereof) ending on or prior to the Closing Date, and (ii) any liability of Company for Taxes of any other Person, as a transferee or successor, by Contract or otherwise;

(e)	any product shipped or manufactured by, or any services provided by, Company, in whole or in part, prior to the Closing Date;

(f)
Company’s Tax reporting methodology and related accounting practices for long-term construction contracts and associated revenue recognition for periods prior to the Closing Date (it being understood and agreed that Buyer contemplates, following the Closing Date, a change in Company’s Tax reporting methodology);

(g)	the termination of employment and extension of insurance benefits by Company to Devin Olijar; or

(h)
the extent to which, as determined by Buyer on April 30, 2016, the actual aggregate costs of completion for the projects listed on Exhibit 11.2(h) exceed an amount equal to the estimated aggregate costs of completion for such projects as set forth in Exhibit 11.2(h) plus $500,000; provided, however, that Seller’s indemnification obligation under this Section 11.2(h) will only apply to the extent (i) such increased costs of completion do not include an allocation of overhead by the Buyer for engineering or administrative support; (ii) such increased costs of completion do not involve changes to the scope of such projects agreed to by Buyer or Company in writing after the Closing; (iii) such increased costs of completion do not involve a change in supplier of goods and services initiated by Buyer from the supplier that was used as the basis for the cost estimates included in Exhibit 11.2(h); and (iv) Buyer or Company does not otherwise receive compensation for such costs from the applicable customer.

11.3    Indemnification, Payment and Reimbursement by Seller: Environmental Matters. In addition to the provisions of Section 11.2, Seller shall indemnify and hold harmless Buyer Indemnified Persons from, and shall pay to Buyer Indemnified Persons the amount of any Loss (including all costs and expenses of any Cleanup (including, without limitation, soil testing, engineering evaluations, fees of experts and reasonable attorneys’ fees) that Buyer Indemnified Persons or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(a)	any Environmental, Health, and Safety Liability arising out of or relating to:

(i)
(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities, or (B) any Hazardous Material that was present on or at the Facilities at any time on or prior to the Closing Date; or

(ii)
(A) any Hazardous Material, wherever located, that was generated, transported, stored, treated, Released, or otherwise handled by Company at any time on or prior to the Closing Date, or (B) any Hazardous Activity that was conducted by Company or by any other Person for whose conduct they are or may be held responsible; or

(b)
any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred or manifested itself), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Company, in any way arising from or allegedly arising from any Hazardous Activity conducted with respect to the Facilities or the operation of Company on or prior to the Closing Date or from Hazardous Material that was:

(i)
present on or prior to the Closing Date on or at the Facilities (or present on or at any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities on or prior to the Closing Date), or

(ii)	Released by Seller or Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.
Section 11.8 notwithstanding, Buyer shall be entitled (at its election) to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which relief may be sought under this Section 11.3. The procedure described in Section 11.8, however, will apply to any Third-Party Claim solely for monetary damages relating to a matter covered by this Section 11.3.
11.4    Indemnification, Payment and Reimbursement by Buyer. Buyer shall indemnify and hold harmless Seller from, and shall pay to Seller the amount of, or reimburse Seller for, any Loss that Seller may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(a)
any Breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) the certificate delivered pursuant to Section 9.3, or (iii) in any other certificate, document, or other writing delivered by Buyer pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Buyer in this Agreement or in any certificate, document, or other writing delivered by Buyer pursuant to this Agreement; or

(c)
any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Buyer (or any Person acting on its behalf) in connection with any Contemplated Transaction.

11.5	Time Limitations.

(a)
If the Closing occurs, Seller shall have liability under Section 11.2(a) with respect to any Breach of a representation or warranty (other than those in Sections 3.1, 3.2, 3.3, 3.11, 3.13, 3.19, 3.24, or 3.28, as to which a claim may be made at any time), only if on or before the date that is three years after the Closing Date, Buyer notifies Seller of a claim, specifying the factual basis of the claim in reasonable detail to the extent known by Buyer.

(b)
If the Closing occurs, Buyer shall have liability under Section 11.4(a) with respect to any Breach of a representation or warranty (other than those in Sections 4.1, 4.2, and 4.5, as to which a claim may be made at any time), only if on or before the date that is three years after the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent known by Seller.

11.6	Certain Limitations on Amount.

(a)
If the Closing occurs, Seller shall have no liability with respect to claims under Section 11.2(a) until the aggregate of all Losses suffered by all Buyer Indemnified Persons with respect to such claims exceeds $40,000; provided, however, that if the aggregate of all such Losses exceeds $40,000, Seller shall be liable for all such Losses. In addition, if the Closing occurs, the aggregate liability of Seller with respect to Losses for claims under Section 11.2(a) shall not exceed $7,250,000. However, this Section 11.6(a) will not apply to any Breach of which Seller has Knowledge at any time at or prior to the date on which such representation and warranty was made, to any Breach of any representation or warranty in Sections 3.1, 3.2, 3.3, 3.11, 3.13, 3.19, 3.24, or 3.28 or in the case of fraud.

(b)	If the Closing occurs, Seller’s maximum aggregate liability for all claims under Section 11.2 (h) above shall be limited to $1,000,000.

(c)
If the Closing occurs, Buyer shall have no liability with respect to claims under Section 11.4(a) until the aggregate of all Losses suffered by all Seller Indemnified Persons with respect to such claims exceeds $40,000; provided, however, that if the total of all such Losses exceeds $40,000, Buyer shall be liable for all such Losses. In addition, if the Closing occurs, the aggregate liability of Buyer with respect to Losses for claims under Section 11.4(a) shall not exceed $7,250,000. However, this Section 11.6(b) will not apply to any Breach of which Buyer has Knowledge at any time at or prior to the date on which such representation and warranty was made, to any Breach of any representation or warranty in Section 4.1, 4.2, or 4.5 or in the case of fraud.

11.7    Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it claims to be entitled from Seller, including any amounts that may be owed under this Article 11 or otherwise, against amounts otherwise payable under any provision of this Agreement. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement, regardless of whether Seller disputes such setoff claim, or whether such setoff claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff or give notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.8	Third-Party Claims.

(a)
A Person benefited by Section 11.2, 11.3 (solely to the extent provided in the last sentence of Section 11.3), or 11.4 (an “Indemnified Person”) shall give notice of the assertion of a Third-Party Claim to Seller or Buyer (an “Indemnifying Person”), as the case may be; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article 11 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b)
(i)    Except as provided in Section 11.8(c), if the amount in dispute in connection with such Third-Party Claim is not, when aggregated with the amount of all other indemnification claims for Losses then pending, in excess of the amount then constituting the Escrow Funds, the Indemnifying Person may elect to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person (for which approval will not be unreasonably withheld) by (A) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (B) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Article 11, in each case no later than 10 days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 11.8(a).

(ii)	If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

(A)
it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;

(B)
the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim (subject to the provisions of Section 11.6);

(C)
no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Legal Requirement or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

(D)	the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(iii)	If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 11.8(b)(i), or if the

Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)
Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Related Party other than as a result of monetary damages for which it would be entitled to relief under this Agreement or establish an adverse precedent, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d)
Notwithstanding the provisions of Section 12.11, Seller consents to the nonexclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein.

(e)	With respect to any Third-Party Claim subject to this Article 11:

(i)
any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel; and

(ii)
both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)
In addition to Section 7.34, with respect to any Third-Party Claim subject to this Article 11, the Parties shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that:

(i)
it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and

(ii)
all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g)
Any claim under this Article 11 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person. Buyer may elect in its discretion to have payment or reimbursement made from the Escrow Funds pursuant to the terms of the Escrow Agreement, by setoff against amounts otherwise payable under the Promissory Notes or otherwise pursuant to Section 11.7, or in any other manner.
11.9    Other Claims. A claim under this Article 11 for any matter not involving a Third-Party Claim may be made by notice to Seller or Buyer, as the case may be, and shall be indemnified, paid, or reimbursed promptly after such notice. Buyer may elect in its discretion to have payment or reimbursement made from the Escrow Funds pursuant to the terms of the Escrow Agreement, or otherwise pursuant to Section 11.7, or in any other manner.
11.10    STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT, OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

ARTICLE 12
MISCELLANEOUS

12.1	Expenses.

(a)
Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. Company has not incurred, and Seller will cause Company not to incur, any fees or expenses in connection with this Agreement and the Contemplated Transactions; provided, however, that to the extent such fees and expenses have been incurred by Company, Seller will reimburse Company for such fees and expenses prior to the Closing. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

(b)
All stamp, documentary, and other transfer Taxes (including any penalties and interest) incurred in connection with this Agreement, whether pertaining to the Shares or any assets and properties of Company, will be paid by Seller. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

12.2    Public Announcements. Notwithstanding any confidentiality obligation to which Buyer is subject, any public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with Company, or similar publicity with respect to this Agreement or any Contemplated Transaction, will be issued, at such time, in such manner, and containing such content as Buyer determines.

12.3	Disclosure Letter.

(a)
In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)
Notwithstanding anything to the contrary contained in the Disclosure Letter or any supplement to the Disclosure Letter, the statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Sections of this Agreement to which they expressly relate and not to any other provision in this Agreement.

12.4    Further Assurances. The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.
12.5    Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which Buyer is subject) and constitutes (along with the Disclosure Letter, the exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.
12.6    Modification. This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by the Buyer and the Seller.
12.7    Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties. Notwithstanding the foregoing, Buyer may (i) assign its rights under this Agreement to one or more of its Related Persons; (ii) designate one or more of its Related Persons to perform its obligations hereunder; (iii) assign its rights under this Agreement to any purchaser of all or substantially all of the assets of Buyer after the Closing, and /or (iv) collaterally assign its rights under this Agreement to the lenders or financing sources of Buyer. Any purported assignment of rights or delegation of obligations in violation of this Section 12.7 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the Parties.
12.8    No Third-Party Rights. Other than the Indemnified Persons and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This

Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party to the Agreement.
12.9    Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative.
12.10    Governing Law. All matters relating to or arising out of this Agreement or any Contemplated Transaction and the rights of the Parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Illinois without regard to conflicts of laws principles that would require the application of any other law.
12.11    Jurisdiction; Service of Process. Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of the State of Illinois, County of DuPage, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court. Each Party acknowledges and agrees that this Section 12.11 constitutes a voluntary and bargained-for agreement between the Parties. Process in any Proceeding referred to in the first sentence of this Section or in Section 11.8(d) may be served on any Party anywhere in the world, including by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.16. Nothing in this Section 12.11 will affect the right of any Party to serve legal process in any other manner permitted by law or at equity.
12.12    Waiver of Jury Trial. EACH PartY, KNOWINGLY, VOLUNTARILY, and INTENTIONALLY, waiveS ITS right to trial by jury in any proceeding arising out of or relating to this Agreement or any Contemplated Transaction, whether sounding in contract, tort, or otherwise.
12.13    Attorneys’ Fees. In the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing Party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such Party may be entitled.
12.14    Enforcement of Agreement. Seller acknowledges and agrees that Buyer would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, Seller agrees that, in addition to any other right or remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches, without posting any bond or giving any other undertaking.
12.15    No Waiver. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party or Seller on behalf of Seller; (b) a waiver given by a Party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.16    Notices. All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, or Person as a Party may designate by notice to the other Party):
Seller:

Lawrence E. Ekey
1400 Queen Anne’s Gate
Westlake, Ohio 44145

with a copy to:

Jay Marcie, Esq.
1001 Jaycox Road
Avon, Ohio 44011ý
Fax no.:

Buyer:

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555

Attention: Legal Department
Fax no.: 630.845.4501

12.17    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.18	Counterparts and Electronic Signatures.

(a)
This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)
A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

FUEL TECH, INC. By: /s/ Vincent J. Arnone Name: Vincent J. Arnone Title: Executive Vice President and Chief Operating Officer	SELLER: /s/ Lawrence E. Ekey Lawrence E. Ekey

SPOUSAL CONSENT
The spouse of the Seller is fully aware of, understands, and fully consents and agrees to the provisions of this Stock Purchase Agreement and its binding effect upon any community property interests she may now or hereafter own, and agrees that the termination of her marital relationship with the Seller for any reason shall not affect in any way the rights and obligations of the Seller under the Stock Purchase Agreement and that her understanding, consent and agreement with the Stock Purchase Agreement is evidenced by her execution of this Consent.

/s/ Valerie A. Ekey
Valerie A. Ekey, wife of Lawence E. Ekey, an individual